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                                                                      EXHIBIT 28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Price/Costco, Inc.:

    We have reviewed the accompanying condensed consolidated balance sheet of Price/Costco, Inc. (a Delaware corporation) and subsidiaries as of February 18, 1996, and the related condensed consolidated statements of operations for the twelve and twenty-four-week periods ended February 18, 1996 and February 12, 1995, and condensed consolidated statements of cash flows for the twenty-four-week periods then ended. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington
March 20, 1996

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